CERTIFIED RESOLUTIONS

     I, Scott Van Den Berg, Secretary of the CM Advisers Family of Funds (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on October 18, 2006:


          RESOLVED, that the Trust be named as an insured under the Fidelity Bond, in the form presented at this meeting, having an aggregate coverage of $750,000 issued by Chubb Group of Insurance Companies against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940, as amended ("1940 Act");

          RESOLVED, that it is the finding of the Board of Trustees and a majority of those Trustees who are not "interested persons" of the Trust as defined in the 1940 Act ("Independent Trustees"), voting separately, that the Fidelity Bond is reasonable in form and amount, having given due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the Trust to which any such covered person under Rule 17g-1 may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust's portfolios;

          RESOLVED, that the premium on such Bond to be allocated to each series of the Trust is approved by the Board of Trustees and a majority of the Independent Trustees, taking all relevant factors into consideration;

          RESOLVED,  that  the  Secretary,  Assistant  Secretary,  Treasurer  or
          Assistant Treasurer of the Trust is designated as the officer who shall make the filings and give notices required by paragraph (g) of Rule 17g-1;

          RESOLVED, that the actions of the officers of the Trust in obtaining the Fidelity Bond be, and the same hereby are, ratified and confirmed; and further

          RESOLVED, that the officers of the Trust are authorized and directed to take such other action as may be necessary or appropriate to comply with the provisions of the 1940 Act and the rules and regulations thereunder.

          October 20, 2006


                                       /s/ Scott Van Den Berg
                                     ----------------------------------
                                      Scott Van Den Berg, Secretary